Exhibit 99.1

Independent Auditors’ Report

The Board of Directors and Stockholder

US Airways, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of US Airways, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholder’s equity, and cash flows for the year ended December 31, 2014 (Successor), the period from December 9, 2013 to December 31, 2013 (Successor), the period from January 1, 2013 to December 8, 2013 (Predecessor), and for the year ended December 31, 2012 (Predecessor), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of US Airways, Inc. and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the year ended December 31, 2014 (Successor), the period from December 9, 2013 to December 31, 2013 (Successor), the period from January 1, 2013 to December 8, 2013 (Predecessor), and for the year ended December 31, 2012 (Predecessor) in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Phoenix, Arizona

March 11, 2015, except as to notes 3(p), 13, and 14, which are as of January 4, 2016

US Airways, Inc.

Consolidated Statements of Operations

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2014	Period From December 9 to December 31, 2013	Period From January 1 to December 8, 2013	Year Ended December 31, 2012
Operating revenues:
Mainline passenger	$10,457	$625	$9,048	$8,941
Regional passenger	3,411	203	3,145	3,349
Cargo	158	9	145	154
Other	1,600	104	1,484	1,481

Total operating revenues	15,626	941	13,822	13,925
Operating expenses:
Aircraft fuel and related taxes	3,401	211	3,270	3,489
Salaries, wages and benefits	2,837	185	2,426	2,402
Regional expenses	3,452	219	3,198	3,463
Maintenance, materials and repairs	717	38	667	717
Other rent and landing fees	582	35	547	519
Aircraft rent	394	25	568	643
Selling expenses	453	30	450	463
Depreciation and amortization	405	23	289	266
Special items, net	276	277	138	34
Other	1,181	72	1,097	1,114

Total operating expenses	13,698	1,115	12,650	13,110

Operating income (loss)	1,928	(174)	1,172	815
Nonoperating income (expense):
Interest income	7	—	5	2
Interest expense, net of capitalized interest	(266)	(17)	(260)	(244)
Other, net	(30)	—	21	128

Total nonoperating expense, net	(289)	(17)	(234)	(114)

Income (loss) before income taxes	1,639	(191)	938	701
Income tax provision (benefit)	157	—	264	(1)

Net income (loss)	$1,482	$(191)	$674	$702

See accompanying notes to consolidated financial statements.

US Airways, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2014	Period From December 9 to December 31, 2013	Period From January 1 to December 8, 2013	Year Ended December 31, 2012
Net income (loss)	$1,482	$(191)	$674	$702
Other comprehensive income (loss):
Other postretirement benefits	(23)	12	(1)	(9)

Total other comprehensive income (loss) before tax	(23)	12	(1)	(9)
Non-cash tax benefit	(3)	—	—	—

Total comprehensive income (loss)	$1,462	$(179)	$673	$693

See accompanying notes to consolidated financial statements.

US Airways, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

	Year Ended December 31, 2014	Year Ended December 31, 2013
ASSETS
Current assets
Cash	$199	$303
Short-term investments	3,016	2,947
Restricted cash	124	333
Accounts receivable, net	324	357
Receivables from related parties, net	933	407
Aircraft fuel, spare parts and supplies, net	294	296
Prepaid expenses and other	912	857

Total current assets	5,802	5,500
Operating property and equipment
Flight equipment	6,206	4,835
Ground property and equipment	545	471
Equipment purchase deposits	102	230

Total property and equipment, at cost	6,853	5,536
Less accumulated depreciation and amortization	(347)	(30)

Total property and equipment, net	6,506	5,506
Other assets
Goodwill	4,090	4,086
Intangibles, net of accumulated amortization of $71 million and $5 million, respectively	1,425	1,496
Other assets	267	131

Total other assets	5,782	5,713

Total assets	$18,090	$16,719

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current maturities of long-term debt and capital leases	$477	$467
Accounts payable	287	304
Payables to related parties, net	73	50
Accrued salaries and wages	476	441
Air traffic liability	1,263	1,235
Frequent flyer liability	984	1,245
Other accrued liabilities	777	696

Total current liabilities	4,337	4,438
Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	4,945	5,005
Pensions and postretirement benefits	122	109
Deferred gains and credits, net	558	757
Other liabilities	1,303	1,148

Total noncurrent liabilities	6,928	7,019
Commitments and contingencies (Note 9)
Stockholder’s equity
Common stock, $1 par value; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	5,542	5,441
Accumulated other comprehensive income (loss)	(8)	12
Retained earnings (deficit)	1,291	(191)

Total stockholder’s equity	6,825	5,262

Total liabilities and stockholder’s equity	$18,090	$16,719

See accompanying notes to consolidated financial statements.

US Airways, Inc.

Consolidated Statements of Cash Flows

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2014	Period From December 9 to December 31, 2013	Period From January 1 to December 8, 2013	Year Ended December 31, 2012
Cash flows from operating activities:
Net income (loss)	$1,482	$(191)	$674	$702
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	418	24	295	273
Gain on slot transaction	—	—	—	(142)
Debt discount and lease amortization	(166)	(4)	(26)	(24)
Special items, non-cash	2	—	2	1
Other postretirement benefits	(4)	—	(1)	(1)
Deferred income taxes	158	—	259	—
Share-based compensation	101	10	—	—
Other, net	4	—	7	6
Changes in operating assets and liabilities, net of Merger impact:
Decrease (increase) in accounts receivable	33	(13)	(60)	30
Decrease (increase) in other current assets	(81)	4	(132)	(134)
Increase in accounts payable and accrued liabilities	19	37	182	97
Increase (decrease) in air traffic liability	27	(182)	295	149
Increase (decrease) in frequent flyer liability	(260)	(11)	72	73
Increase (decrease) in payables to related parties, net	(571)	(51)	(22)	(80)
Increase (decrease) in other assets and liabilities	(61)	55	(101)	45

Net cash provided by (used in) operating activities	1,101	(322)	1,444	995

Cash flows from investing activities:
Capital expenditures and aircraft purchase deposits	(1,145)	(131)	(1,284)	(766)
Decrease (increase) in short-term investments	(70)	571	(1,296)	(454)
Decrease (increase) in restricted cash	209	(1)	4	29
Net proceeds from slot transaction	8	—	—	—
Proceeds from sale of property and equipment	18	—	1	1

Net cash provided by (used in) investing activities	(980)	439	(2,575)	(1,190)

Cash flows from financing activities:
Payments on long-term debt and capital leases	(612)	(297)	(614)	(479)
Proceeds from issuance of long-term debt	559	284	2,646	634
Deferred financing costs	(2)	(5)	(59)	(23)
Funds transferred to affiliates, net	(176)	—	(804)	—
Other financing activities	6	4	13	40

Net cash provided by (used in) financing activities	(225)	(14)	1,182	172

Net increase (decrease) in cash	(104)	103	51	(23)
Cash at beginning of period	303	200	149	172

Cash at end of period	$199	$303	$200	$149

See accompanying notes to consolidated financial statements.

US Airways, Inc.

Consolidated Statements of Stockholder’s Equity

(In millions)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total
Predecessor Company
Balance at December 31, 2011	—	2,445	22	(1,505)	962
Net income	—	—	—	702	702
Other postretirement benefits	—	—	(9)	—	(9)

Balance at December 31, 2012	—	2,445	13	(803)	1,655
Net income	—	—	—	674	674
Other postretirement benefits	—	—	(1)	—	(1)

Balance at December 8, 2013	—	2,445	12	(129)	2,328

Successor Company
Merger Impact:
Elimination of equity accounts in connection with the Merger	—	(2,445)	(12)	129	(2,328)
Issuance of new stock by AAG pursuant to Merger	—	5,431	—	—	5,431
Net loss from December 9 to December 31	—	—	—	(191)	(191)
Share-based compensation expense	—	10	—	—	10
Other postretirement benefits	—	—	12	—	12

Balance at December 31, 2013	—	5,441	12	(191)	5,262
Net income	—	—	—	1,482	1,482
Non-cash tax benefit	—	—	3	—	3
Share-based compensation expense	—	101	—	—	101
Other postretirement benefits	—	—	(23)	—	(23)

Balance at December 31, 2014	$—	$5,542	$(8)	$1,291	$6,825

See accompanying notes to consolidated financial statements.

US Airways, Inc.

Notes to Consolidated Financial Statements

1. Nature of Operations and Operating Environment

US Airways, Inc. (“US Airways”) is a Delaware corporation whose primary business activity is the operation of a major network air carrier. US Airways is a wholly owned subsidiary of US Airways Group, Inc. (“US Airways Group”). As more fully described below, a subsidiary of AMR Corporation (“AMR”) merged with and into US Airways Group, which survived as a wholly-owned subsidiary of AMR effective December 9, 2013. Upon closing of the merger, AMR changed its name to American Airlines Group Inc. (“AAG”)

AAG continues to move toward operating under the single brand name of “American Airlines” through its mainline operating subsidiaries, American and US Airways. Together with AAG’s wholly-owned regional airline subsidiaries and third-party regional carriers operating as American Eagle and US Airways Express, AAG’s airlines operate an average of nearly 6,700 flights per day to 339 destinations in 54 countries from its hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. AAG has made substantial progress towards integrating the operations of its mainline operating subsidiaries and towards obtaining a single operating certificate, which it expects to obtain in 2015.

As of December 31, 2014, US Airways employed approximately 32,800 active full-time equivalent employees. Approximately 84% of employees are covered by collective bargaining agreements with various labor unions.

2. Merger

Description of Transaction

On December 9, 2013 (the “Effective Date”), US Airways Group became a wholly owned subsidiary of AAG, a Delaware corporation, as a result of the merger of AMR Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of AAG, with and into US Airways Group (the “Merger”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of February 13, 2013, entered into by and among AMR Corporation, US Airways Group and Merger Sub (as amended, the “Merger Agreement”).

In addition, on December 9, 2013, AMR, its principal subsidiary, American Airlines, Inc. (“American”), and certain of AMR’s other direct and indirect domestic subsidiaries (collectively, the “Debtors”) consummated their reorganization pursuant to the Debtors’ fourth amended joint plan of reorganization (as amended, the “Plan”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Pursuant to the Plan, and in accordance with the Merger Agreement, on the Effective Date (i) all existing shares of AAG’s old common stock formerly traded under the symbol “AAMRQ” on the OTCQB marketplace, operated by OTC Markets Group, were cancelled and (ii) AAG was authorized to issue up to approximately 544 million shares of common stock, par value $0.01 per share, of AAG (“AAG Common Stock”) by operation of the Plan (excluding shares of AAG Common Stock issued pursuant to the Merger Agreement).

Pursuant to the Merger Agreement and consistent with the Plan, each share of common stock, par value $0.01 per share, of US Airways Group (“US Airways Group Common Stock”), which was previously listed on the New York Stock Exchange and publicly traded, was converted into the right to receive one share of AAG Common Stock. The aggregate number of shares of AAG Common Stock issuable in the Merger to holders of US Airways Group equity instruments (including stockholders, holders of convertible notes, optionees, and holders of restricted stock units (“RSUs”)) represents 28% of the diluted equity ownership of AAG. The remaining 72% diluted equity ownership in AAG (up to approximately 544 million shares) was or is distributable, pursuant to the Plan, to stakeholders, labor unions, certain employees of AMR and the other Debtors, and former holders of AMR common stock (previously traded under the symbol “AAMRQ”) such that the aggregate number of shares of AAG Common Stock issuable under the Plan will not exceed 72% of the diluted equity ownership of AAG as of the time of the Merger.

As a result of becoming a wholly-owned subsidiary of AAG, US Airways Group applied push down accounting which results in US Airways’ financial statements prior to December 9, 2013 to not be comparable with the financial statements for periods on or after December 9, 2013. References to “Successor” and “2013 Successor Period” refer to US Airways on or after December 9, 2013 and the period from December 9, 2013 to December 31, 2013, respectively, after giving effect to the application of acquisition accounting. References to “Predecessor” and “2013 Predecessor Period” refer to US Airways prior to December 9, 2013 and the period from January 1, 2013 to December 8, 2013, respectively.

Tax Matters

The Merger resulted in an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), which limits US Airways’ future ability to utilize net operating losses (“NOLs”) carried over from prior taxable years (“NOL Carryforwards”) generated before the ownership change and certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the ownership change. US Airways’ ability to utilize any new net operating losses arising after the ownership change is not affected. See Note 6 for additional information related to tax matters.

Fair Value of Consideration Transferred

The fair value of the consideration transferred, or the purchase price, was derived as described below based on the outstanding shares of US Airways Group common stock at December 9, 2013, the exchange ratio of one share of AAG Common Stock for each share of US Airways Group common stock, and a price per share of AAG Common Stock of $22.55, which represented the closing price of US Airways Group common stock on December 6, 2013, the last day such shares traded on the New York Stock Exchange. US Airways Group equity awards outstanding at the close of the Merger converted into equity awards with respect to AAG Common Stock. Vested equity awards held by employees of US Airways Group are considered part of the purchase price.

(In millions except per share data)
Outstanding shares of US Airways Group Common Stock at December 9, 2013 exchanged	197.4
Exchange ratio	1.0

Assumed shares of AAG Common Stock	197.4
Price per share	$22.55

Fair value of AAG Common Stock issued	$4,451
Fair value of AAG equity awards issued in exchange for outstanding US Airways Group equity awards	141

Total purchase price	$4,592

Allocation of Consideration Transferred (in millions)

The Merger has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations (ASC 805)” with AAG treated as the acquirer of US Airways Group for accounting purposes. The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date. The acquisition values have been pushed down to US Airways for its separate-entity financial statements as of December 9, 2013. The amount of the acquisition value pushed down to US Airways was $5.43 billion with the remainder of the purchase price being pushed down to US Airways Group and its other subsidiaries based on the fair value of their net assets. The excess of the purchase price over the net fair value of assets acquired and liabilities assumed was recorded as goodwill. Goodwill is not amortized, but is tested for impairment at least annually.

Cash	$200
Short-term investments	3,517
Other current assets	1,417
Operating property and equipment	5,383
Goodwill	4,091
Identifiable intangibles	1,501
Other noncurrent assets	125
Long-term debt and capital leases, including current portion	(5,481)
Air traffic liability	(1,417)
Frequent flyer liability	(1,256)
Other liabilities assumed	(2,649)

Total acquisition value	$5,431

The fair values of the assets acquired and liabilities assumed were determined using the market, income and cost approaches. The fair value measurements were primarily based on significant inputs that are not observable in the market, other than certain long-term debt assumed in the Merger. The market approach, which indicates value for a subject asset based on available market pricing for comparable assets, was utilized to estimate the fair value of US Airways’ aircraft and operating leases. The market approach included prices and other relevant information generated by market transactions involving comparable assets, as well as pricing guides and other sources. US Airways considered the current market for the aircraft, the maintenance condition of the aircraft and the expected proceeds from the sale of the assets, among other factors. US Airways also utilized the market approach to value certain intangible assets such as airport take-off and landing rights (“Slots”) when sufficient market information was available. The income approach was primarily used to value intangible assets, including customer relationships, marketing agreements, certain international route authorities, and the US Airways logo and tradenames. The income approach indicates value for a subject asset based on the present value of cash flows projected to be generated by the asset. Projected cash flows are discounted at a required market rate of return that reflects the relative risk of achieving the cash flows and the time value of money. The cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility, was used, as appropriate, for certain assets for which the market and income approaches could not be applied due to the nature of the asset. The cost to replace a given asset reflects the estimated reproduction or replacement cost for the asset, less an allowance for loss in value due to depreciation. The fair value of US Airways’ Dividend Miles frequent flyer program liability was determined based on the equivalent ticket value of outstanding miles which were expected to be redeemed for future travel at December 9, 2013. The equivalent ticket value contemplates purchased tickets that have similar restrictions as frequent flyer awards.

3. Basis of Presentation and Summary of Significant Accounting Policies

(a) Basis of Presentation

AAG has the ability to move funds freely between its operating subsidiaries to support operations. These transfers are recognized as intercompany transactions. In the accompanying consolidated statements of cash flows, these intercompany transactions are designated as receivables from, or payables to, related parties, net and are classified as operating or financing activities depending upon the nature of the transaction.

The preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results could differ from those estimates. The most significant areas of judgment relate to passenger revenue recognition, impairment of goodwill, impairment of long-lived and intangible assets, the frequent flyer program and the deferred tax asset valuation allowance. US Airways’ accumulated other comprehensive income (loss) balances at December 31, 2014 and 2013 related to other postretirement benefits.

(b) Restricted Cash

US Airways has restricted cash related primarily to collateral held to support projected workers’ compensation obligations.

(c) Aircraft Fuel, Spare Parts and Supplies, Net

Aircraft fuel, spare parts and supplies, net are recorded at net realizable value based on average costs. These items are expensed when used. An allowance for obsolescence is provided for aircraft spare parts and supplies.

(d) Operating Property and Equipment

Operating property and equipment are recorded at cost. Interest expense related to the acquisition of certain property and equipment, including aircraft purchase deposits, is capitalized as an additional cost of the asset. Interest capitalized for the year ended December 31, 2014, the 2013 Successor Period, the 2013 Predecessor Period and the year ended December 31, 2012 was $8 million, $1 million, $13 million and $12 million, respectively. Property and equipment is depreciated and amortized to residual values over the estimated useful lives or the lease term, whichever is less, using the straight-line method. Costs of major improvements that enhance the usefulness of the asset are capitalized and depreciated over the estimated useful life of the asset or the modifications, whichever is less. The depreciable lives used for the principal depreciable asset classifications are as follows:

Principal Depreciable Asset Classification	Depreciable Life
Jet aircraft and engines	30 years
Other regional aircraft and engines	25 years
Major rotable parts, avionics and assemblies	Fleet end date
Improvements to leased flight equipment	Lesser of asset/leasehold improvement or lease end date
Buildings and improvements	Lesser of 5-30 years or lease term
Furniture, fixtures and other equipment	3-10 years: Ranges from computer hardware to furniture
Capitalized software	Lesser of 5 years or lease term

Residual values for aircraft, engines, major rotable parts, avionics and assemblies are generally 5% to 10%.

US Airways records impairment charges on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired. An asset or group of assets is considered impaired when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset and the net book value of the asset exceeds its estimated fair value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

(e) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is established, if necessary, for the amount of any tax benefits that, based on available evidence, are not expected to be realized.

(f) Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and liabilities assumed. Goodwill is not amortized but tested for impairment annually or more frequently if events or circumstances indicate. US Airways has one consolidated reporting unit.

Goodwill is measured for impairment by initially performing a qualitative screen and, if necessary, then comparing the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit is less than the carrying value, a second step is performed to determine the implied fair value of goodwill. If the implied fair value of goodwill is lower than its carrying value, an impairment charge equal to the difference is recorded. Based upon US Airways’ annual testing, there was no goodwill impairment in 2014.

(g) Intangibles, Net

Intangible assets consist primarily of domestic and international Slots, customer relationships, marketing agreements and tradenames. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The following table provides information relating to US Airways’ amortizable intangible assets as of December 31, 2014 and 2013 (in millions):

	2014	2013
Airport Slots	$55	$55
Customer relationships	300	300
Marketing agreements	105	105
Tradenames	35	35
Accumulated amortization	(71)	(5)

Total	$424	$490

Airport Slots are being amortized on a straight-line basis over 25 years to a zero residual value. The customer relationships, marketing agreements and tradenames were identified as intangible assets subject to amortization and are amortized on a straight-line basis over approximately nine years, 30 years and 15 months, respectively.

US Airways recorded amortization expense related to these intangible assets of approximately $67 million, $4 million, $23 million and $22 million for the year ended December 31, 2014, the 2013 Successor Period, the 2013 Predecessor Period and the year ended December 31, 2012, respectively. US Airways expects to record annual amortization expense for the aforementioned definite-life intangible assets as follows (in millions):

2015	$44
2016	39
2017	39
2018	39
2019	39
2020 and thereafter	224

Total	$424

US Airways’ indefinite-lived assets include certain international Slots and domestic Slots. Indefinite-lived assets are not amortized but instead are reviewed for impairment annually and more frequently if events or circumstances indicate that the asset may be impaired. As of both December 31, 2014 and 2013, US Airways had $1.0 billion of indefinite-lived intangible assets, respectively, on its consolidated balance sheets.

US Airways’ indefinite-lived intangible assets are reviewed for impairment by initially performing a qualitative screen to determine whether US Airways believes it is more likely than not that an asset has been impaired. If US Airways believes an impairment has occurred, US Airways then evaluates for impairment by comparing the estimated fair value of assets to the carrying value. An impairment charge is recognized if the asset’s estimated fair value is less than its carrying value. Based upon US Airways’ annual testing, there was no indefinite-lived intangible asset impairment in 2014.

(h) Frequent Flyer Liability

The Dividend Miles frequent flyer program awards mileage credits to passengers who fly on US Airways, American and oneworld carriers, as well as certain other partner airlines that participate in the program. Mileage credits can also be earned through purchases from other non-airline partners that participate in the Dividend Miles program. Mileage credits can be redeemed for travel on US Airways, American or other participating partner airlines, in which case US Airways pays a fee.

US Airways uses the incremental cost method to account for the portion of US Airways’ frequent flyer liability incurred when Dividend Miles members earn mileage credits by flying on US Airways, American or its regional affiliates. US Airways has an obligation to provide future travel when these mileage credits are redeemed and therefore has recorded a liability for mileage credits outstanding.

The incremental cost liability includes all mileage credits that are expected to be redeemed, including mileage credits earned by members whose mileage account balances have not yet reached the minimum mileage credit level required to redeem an award. Additionally, outstanding mileage credits are subject to expiration if unused. In calculating the liability, US Airways estimates how many mileage credits will never be redeemed for travel and excludes those mileage credits from the estimate of the liability. Estimates are also made for the number of miles that will be used per award redemption and the number of travel awards that will be redeemed on partner airlines. These estimates are based on historical program experience as well as consideration of enacted program changes, as applicable. Changes in the liability resulting from members earning additional mileage credits or changes in estimates are recorded in the statements of operations as a part of passenger revenue.

The liability for outstanding mileage credits is valued based on the estimated incremental cost of carrying one additional passenger. Incremental cost primarily includes unit costs incurred for fuel, food and insurance as well as fees incurred when travel awards are redeemed on partner airlines. No profit or overhead margin is included in the accrual of incremental cost. These estimates are generally updated based upon US Airways’ 12-month historical average of such costs.

US Airways applied the acquisition method of accounting in connection with the Merger and therefore recorded the liability for outstanding US Airways mileage credits at fair value. As of December 31, 2014 and 2013, the liability for outstanding mileage credits expected to be redeemed for future travel awards for US Airways under the Dividend Miles program was $638 million and $932 million, respectively, and is included on the consolidated balance sheets within frequent flyer liability. This liability will be reduced as miles are redeemed and new miles earned will be recorded as a liability based on the incremental cost method discussed above.

US Airways also sells frequent flyer program mileage credits to participating airline partners and non-airline business partners. Sales of mileage credits to business partners is comprised of two components, transportation and marketing. Historically, US Airways has used the residual method of accounting to determine the values of each component as there had not been a material modification to any significant agreements since the adoption of Accounting Standards Update (“ASU”) No. 2009-13, “Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements” on January 1, 2011.

In connection with the Merger on December 9, 2013, a material modification occurred on all of US Airways’ agreements. Therefore, subsequent to the amendments of these arrangements, US Airways applied the relative selling price method to determine the values of each deliverable. Under the relative selling price approach, US Airways identified five revenue elements for the co-branded credit card agreement with Barclays: the transportation component; use of the US Airways brand including access to frequent flyer member lists; advertising; lounge access; and baggage services (together excluding “the transportation component,” the “marketing component”).

The transportation component represents the estimated selling price of future travel awards and is determined using historical transaction information, including information related to customer redemption patterns. The transportation component is deferred based on its relative selling price and amortized into passenger revenue on a straight-line basis over the period in which the mileage credits are expected to be redeemed for travel.

The marketing component represents services provided to US Airways’ business partners and relates primarily to the use of the US Airways’ logo and tradenames along with access to customer lists of Dividend Miles members. The marketing services are provided periodically, but no less than monthly. Accordingly, the marketing component is considered earned and recognized in other revenues in the period of the mileage sale. As a result of the change in the marketing component value when the relative selling price method is applied, US Airways now defers less revenue per mile sold.

As of December 31, 2014 and 2013, US Airways had $332 million and $313 million, respectively, in deferred revenue from the sale of mileage credits (recorded as frequent flyer liability on the consolidated balance sheets). For the year ended December 31, 2014, the 2013 Successor Period, the 2013 Predecessor Period and the year ended December 31, 2012, the marketing component of mileage sales recognized at the time of sale in other revenues was approximately $294 million, $18 million, $151 million and $141 million, respectively.

(i) Passenger Revenue

Passenger ticket sales are initially recorded as a component of air traffic liability. Revenue derived from ticket sales is recognized at the time service is provided. However, due to various factors, including the complex pricing structure and interline agreements throughout the industry, certain amounts are recognized in revenue using estimates regarding both the timing of the revenue recognition and the amount of revenue to be recognized, including breakage. These estimates are generally based upon the evaluation of historical trends, including the use of regression analysis and other methods to model the outcome of future events based on US Airways’ historical experience, and are recorded at the scheduled time of departure.

US Airways purchases capacity, or available seat miles, generated by US Airways Group’s wholly-owned regional air carriers and the capacity of Air Wisconsin Airlines Corporation (“Air Wisconsin”), Republic Airways Holdings’ subsidiary Republic Airlines (“Republic”), Mesa Airlines, Inc. (“Mesa”), and SkyWest Airlines, Inc.’s subsidiary Sky West Airlines (“SkyWest”) in certain markets. US Airways Group’s wholly-owned regional air carriers and Air Wisconsin, Republic, Mesa, and SkyWest operate regional aircraft in these markets as part of US Airways Express. US Airways classifies revenues generated from transportation on these carriers as regional passenger revenues. Liabilities related to tickets sold by US Airways for travel on these air carriers are also included in US Airways’ air traffic liability and are subsequently relieved in the same manner as described above.

Various taxes and fees assessed on the sale of tickets to end customers are collected by US Airways as an agent and remitted to taxing authorities. These taxes and fees have been presented on a net basis in the accompanying consolidated statements of operations and recorded as a liability until remitted to the appropriate taxing authority.

(j) Maintenance, Materials and Repairs

Maintenance and repair costs for owned and leased flight equipment are charged to operating expense as incurred, except costs incurred for maintenance and repair under flight hour maintenance contract agreements, which are accrued based on contractual terms when an obligation exists.

(k) Selling Expenses

Selling expenses include commissions, credit card fees, computerized reservations systems fees and advertising. Advertising expenses are expensed as incurred. Advertising expense was $6 million, $1 million, $10 million and $11 million for the year ended December 31, 2014, the 2013 Successor Period, the 2013 Predecessor Period and the year ended December 31, 2012, respectively.

(l) Share-based Compensation

US Airways accounts for its share-based compensation expense based on the fair value of the stock award at the time of grant, which is recognized ratably over the vesting period of the stock award. The fair value of stock options and stock appreciation rights is estimated using a Black-Scholes option pricing model. The fair value of restricted stock units is based on the market price of the underlying shares of common stock on the date of grant. See Note 11 for further discussion of share-based compensation.

(m) Deferred Gains and Credits, Net

Included within deferred gains and credits, net are amounts deferred and amortized into future periods associated with the adjustment of leases to fair value in connection with the application of acquisition accounting and certain vendor incentives.

(n) Foreign Currency Gains and Losses

Foreign currency gains and losses are recorded as part of other nonoperating expense, net in the consolidated statements of operations. Foreign currency losses for the year ended December 31, 2014, the 2013 Successor Period, the 2013 Predecessor Period and the year ended December 31, 2012 were $22 million, $1 million, $13 million and $10 million, respectively.

(o) Regional Expenses

Expenses associated with affiliate regional airlines operating under the brand name US Airways Express are classified as regional expenses on the consolidated statements of operations. Regional expenses consist of the following (in millions):

	Successor		Predecessor
	Year Ended December 31, 2014	Period From December 9 to December 31, 2013	Period From January 1 to December 8, 2013	Year Ended December 31, 2012
Aircraft fuel and related taxes	$1,011	$64	$989	$1,099
Salaries, wages and benefits	131	9	106	107
Capacity purchases (a)	1,881	117	1,713	1,828
Maintenance, materials and repairs	6	—	3	3
Other rent and landing fees	144	10	140	146
Selling expenses	156	11	163	177
Depreciation and amortization	13	1	6	7
Special items, net (b)	—	—	(14)	—
Other	110	7	92	96

Regional expenses	$3,452	$219	$3,198	$3,463

(a)

For the year ended December 31, 2014, the 2013 Successor Period, the 2013 Predecessor Period and the year ended December 31, 2012, the component of capacity purchase expenses related to aircraft deemed to be leased was approximately $314 million, $20 million, $280 million and $300 million, respectively.

(b)	The 2013 Predecessor Period consisted of a credit due to a favorable arbitration ruling related to a vendor contract.

(p) Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 completes the joint effort by the FASB and International Accounting Standards Board (“IASB”) to improve financial reporting by creating common revenue recognition guidance for GAAP and International Financial Reporting Standards (“IFRS”). ASU 2014-09 applies to all companies that enter into contracts with customers to transfer goods or services. ASU 2014-09 is effective for public entities for interim and annual reporting periods beginning after December 15, 2016. On July 9, 2015, the FASB issued ASU 2015-14, which deferred the effective date of this new standard to periods beginning after December 15, 2017 for public entities. Early application is permitted, but not before interim and annual reporting periods beginning after December 15, 2016. Entities have the choice to apply ASU 2014-09 either retrospectively to each reporting period presented or by recognizing the cumulative effect of applying ASU 2014-09 at the date of initial application and not adjusting comparative information. US Airways is currently evaluating the requirements of ASU 2014-09 and has not yet determined its impact on US Airways’ consolidated financial statements.

4. Special Items

Special items included in the consolidated statements of operations were as follows (in millions):

	Successor		Predecessor
	Year Ended December 31,	Period From December 9 to December 31,	Period From January 1 to December 8,	Year Ended December 31,
	2014	2013	2013	2012
Mainline operating special items, net (a)	$276	$277	$138	$34
Regional operating special items, net (b)	—	—	(14)	—
Nonoperating special items, net (c)	8	—	(27)	(137)
Income tax special items, net	2	—	—	—

Total	$286	$277	$97	$(103)

(a)

The 2014 period consisted primarily of Merger integration expenses related to information technology, alignment of labor union contracts, professional fees, severance and retention, share-based compensation, re-branding of aircraft and airport facilities, relocation and training.

The 2013 Successor Period consisted primarily of Merger related costs due to the pilot memorandum of understanding that became effective upon Merger close, professional fees, fees to exit the Star Alliance and its codeshare agreement with United Airlines, severance and special Merger equity awards. The 2013 Predecessor Period consisted primarily of Merger related professional fees.

The 2012 period consisted primarily of Merger related costs and auction rate securities arbitration costs.

(b)	The 2013 Predecessor Period consisted of a credit due to a favorable arbitration ruling related to a vendor contract.

(c)	The 2014 period consisted primarily of debt prepayment penalties and non-cash write offs of certain debt discount costs.

The 2013 Predecessor Period consisted of a $30 million credit in connection with an award received in an arbitration related to previous investments in auction rate securities, offset in part by $3 million in charges primarily related to non-cash write offs of debt issuance costs.

The 2012 period consisted primarily of a $142 million gain related to the Slot transaction with Delta, offset in part by $3 million in debt prepayment penalties and non-cash write offs of certain debt issuance costs related to the refinancing of two Airbus aircraft.

5. Debt

The following table details US Airways’ debt (in millions). Variable interest rates listed are the rates as of December 31, 2014.

	December 31, 2014	December 31, 2013
Secured
2013 Citicorp credit facility tranche B-1, variable interest rate of 3.50%, installments due through 2019 (a)	$990	$1,000
2013 Citicorp credit facility tranche B-2, variable interest rate of 3.00%, installments due through 2016 (a)	594	600
Equipment loans and other notes payable, fixed and variable interest rates ranging from 1.56% to 8.48%, maturing from 2015 to 2023	1,092	1,300
Aircraft enhanced equipment trust certificates (“EETCs”), fixed interest rates ranging from 3.95% to 9.75%, maturing from 2015 to 2025 (b)	2,757	2,515
Special facility revenue bonds (c)	—	44
Other secured obligations, fixed interest rate of 5.20%, maturing in 2015	1	3

	5,434	5,462
Unsecured
Industrial development bonds (c)	—	29

	—	29

Total long-term debt and capital lease obligations	5,434	5,491
Total unamortized net discount on debt	(12)	(19)
Current maturities	(477)	(467)

Long-term debt and capital lease obligations, net of current maturities	$4,945	$5,005

Secured financings are collateralized by assets, primarily aircraft, engines, simulators, rotable aircraft parts, hangar and maintenance facilities route authorities and airport Slots. At December 31, 2014, the maturities of long-term debt are as follows (in millions):

2015	$477
2016	964
2017	396
2018	535
2019	1,406
Thereafter	1,656

$5,434

(a) 2013 Citicorp Credit Facility

US Airways is party to the 2013 Citicorp Credit Facility agreement dated as of May 23, 2013. US Airways Group and certain other subsidiaries of US Airways Group are guarantors of the 2013 Citicorp Credit Facility. In connection with the closing of the Merger, AAG and American entered into a joinder to the 2013 Citicorp Credit Facility loan agreement pursuant to which AAG and American became guarantors under such agreement.

The 2013 Citicorp Credit Facility consists of tranche B-1 term loans (“Tranche B-1”) and tranche B-2 term loans (“Tranche B-2”). As of December 31, 2014, $990 million was outstanding under Tranche B-1 and $594 million was outstanding under Tranche B-2. Voluntary prepayments may be made at any time, with a premium of 1.00% applicable to certain prepayments made prior to the date that is six months following January 16, 2014.

As of December 31, 2014, the 2013 Citicorp Credit Facility bears interest at an index rate plus an applicable index margin or, at US Airways’ option, LIBOR (subject to a floor of 0.75%) plus an applicable LIBOR margin. The applicable LIBOR margin is 2.75% for Tranche B-1 and 2.25% for Tranche B-2.

Tranche B-1 and Tranche B-2 mature on May 23, 2019 and November 23, 2016, respectively (unless otherwise extended by the applicable parties), and each is repayable in annual installments to be paid on each anniversary of the closing date in an amount equal to 1.00% of the initial aggregate principal amount of the loans with any unpaid balance due on the maturity date of the respective tranche.

Subject to certain limitations and exceptions, the obligations of US Airways under the 2013 Citicorp Credit Facility are secured by liens on certain take-off and landing Slots at certain airports and certain other assets of US Airways. US Airways is required to maintain a certain minimum ratio of appraised value of the collateral to the outstanding loans under the 2013 Citicorp Credit Facility agreement as more fully described below in “Collateral Related Covenants.”

The 2013 Citicorp Credit Facility agreement contains events of default customary for similar financings, including a cross default provision to certain other material indebtedness of US Airways and certain of its affiliates. Upon the occurrence of an event of default, the outstanding obligations under the 2013 Citicorp Credit Facility may be accelerated and become due and payable immediately. In addition, if a “change of control” (as defined in the 2013 Citicorp Credit Facility agreement) occurs, US Airways will (absent an amendment or waiver) be required to repay the outstanding loans in full together with accrued interest thereon to the date of such prepayment. The 2013 Citicorp Credit Facility agreement includes affirmative, negative and financial covenants that, among other things, (a) require AAG and its restricted subsidiaries to maintain unrestricted liquidity of not less than $2.0 billion, with not less than $750 million held in accounts subject to control agreements, and (b) restrict the ability of US Airways Group, its subsidiaries party to the 2013 Citicorp Credit Facility, AAG and American to make certain investments, pay dividends and make certain other payments, make certain acquisitions, incur liens on the collateral, dispose of collateral, enter into certain affiliate transactions, enter into certain hedging transactions, and engage in certain business activities, in each case subject to certain exceptions.

(b) Aircraft Enhanced Equipment Trust Certificates (EETCs)

During 2014, US Airways issued $559 million of equipment notes in two series under its 2013-1 EETCs completed in April 2013: Series A equipment notes in the amount of $423 million bearing interest at 3.95% per annum and Series B equipment notes in the amount of $136 million bearing interest at 5.375% per annum. As of December 31, 2014, the full $820 million of the escrowed proceeds from US Airways’ 2013-1 EETCs have been used to purchase Series A and Series B equipment notes issued by US Airways. The equipment notes are secured by liens on aircraft.

In March 2014, AAG, US Airways Group and US Airways entered into amended and restated guarantees of the payment obligations of US Airways under the equipment notes relating to each of its Series 2010-1, 2011-1, 2012-1, 2012-2 and 2013-1 Pass Through Certificates, the result of which was to add AAG as a guarantor of such equipment notes on a joint and several basis with US Airways Group.

(c) Obligations Associated with Special Facility Revenue Bonds and Industrial Development Bonds

In 2014, US Airways prepaid $216 million of obligations, of which $73 million was a reduction of debt on its balance sheet, associated with special facility revenue bonds issued by municipalities to build or improve certain airport and maintenance facilities. The remaining portion of these obligations was accounted for as an operating lease.

Collateral Related Covenants

Certain of US Airways’ debt financing agreements contain loan to value ratio covenants and require it to periodically appraise the collateral. Pursuant to such agreements, if the loan to value ratio exceeds a specified threshold, US Airways is required, as applicable, to pledge additional qualifying collateral (which in some cases may include cash collateral), or pay down such financing, in whole or in part.

Specifically, US Airways is required to meet certain collateral coverage tests on a periodic basis on the 2013 Citicorp credit facility as described below:

Frequency of Appraisals of Appraised Collateral	Once per Fiscal Year (1)

LTV Requirement	1.5x Collateral valuation to amount of debt outstanding (66.7% LTV)

LTV as of Last Measurement Date	61.8%

Collateral Description	Generally, certain Slots (e.g., DCA and LaGuardia), accounts receivable, certain engines, certain spare parts and ground service equipment, certain simulators, certain leasehold real estate assets and cash

(1)	With respect to spare parts, one physical appraisal and one desktop appraisal are required in each fiscal year.

As of December 31, 2014, US Airways was in compliance with the applicable collateral coverage test as of the most recent measurement date.

6. Income Taxes

The significant components of income tax expense (benefit) were (in millions):

	Successor		Predecessor
	Year Ended December 31,	Period From December 9 to December 31,	Period From January 1 to December 8,	Year Ended December 31,
	2014	2013	2013	2012
Current	$(1)	$—	$5	$(1)
Deferred	158	—	259	—

Income tax expense (benefit)	$157	$—	$264	$(1)

Income tax expense (benefit) differed from amounts computed at the statutory federal income tax rate as follows (in millions):

	Successor		Predecessor
	Year Ended December 31,	Period From December 9 to December 31,	Period From January 1 to December 8,	Year Ended December 31,
	2014	2013	2013	2012
Statutory income tax provision (benefit)	$574	$(67)	$328	$246
State income tax expense (benefit), net of federal tax effect	38	(4)	25	19
Book expenses not deductible for tax purposes	24	5	43	17
Change in valuation allowance	(469)	66	(132)	(281)
Alternative minimum tax credit refund	(1)	—	—	(2)
Other, net	(9)	—	—	—

Income tax expense (benefit)	$157	$—	$264	$(1)

Effective tax rate	9.6%	—%	28.1%	(0.1)%

As a result of the Merger, US Airways is included in the AAG consolidated federal and state income tax returns for the period ended December 31, 2014.

In 2014, US Airways utilized NOL Carryforwards to offset its taxable income. Historically, utilization of NOL Carryforwards reduced US Airways’ net deferred tax asset and in turn resulted in the release of its valuation allowance, which offset US Airways’ tax provision dollar for dollar. In the fourth quarter of 2014, US Airways’ pre-tax income and NOL Carryforward utilization resulted in the use of its remaining valuation allowance associated with federal income taxes. Accordingly, with no remaining federal valuation allowance to release, US Airways recorded $156 million of non-cash deferred federal income tax expense for the year ended December 31, 2014. US Airways also recorded a special $2 million non-cash deferred income tax provision related to certain indefinite-lived intangible assets. These charges were offset in part by a $1 million federal income tax benefit resulting from US Airways’ elections under applicable sections of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of

2010 and the Housing and Economic Recovery Act of 2008 (as extended by the Tax Increase Prevention Act of 2014), allowing corporations to accelerate utilization of certain research and alternative minimum tax (“AMT”) credit carryforwards in lieu of applicable bonus depreciation on certain qualifying capital investments.

For the 2013 Predecessor period, US Airways recorded $259 million of non-cash deferred federal income tax expense. US Airways also recorded $5 million of state income tax expense for the 2013 Predecessor Period related to certain states where NOLs were limited or unavailable to be used. In connection with applying acquisition accounting as of December 9, 2013, the fair value of US Airways’ assets and liabilities resulted in a net deferred tax asset position, which was subject to a full valuation allowance; therefore, utilization of NOL Carryforwards after December 9, 2013 resulted in a corresponding decrease in the valuation allowance and offset US Airways’ tax provision dollar for dollar in the 2013 Successor Period.

For the year ended December 31, 2012, US Airways recognized an AMT credit of $2 million resulting from its elections under applicable sections of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. In addition, US Airways recorded $1 million of state income tax expense related to certain states where NOL Carryforwards were limited or unavailable to be used.

The components of US Airways’ deferred tax assets and liabilities were (in millions):

	December 31,	December 31,
	2014	2013
Deferred tax assets:
Operating loss carryforwards	$201	$536
Frequent flyer obligation	359	455
Postretirement benefits other than pensions	57	297
Rent expense	35	241
Gains from lease transactions	186	32
Alternative minimum tax credit carryforwards	20	21
Pensions	9	11
Other	343	115

Total deferred tax assets	1,210	1,708
Valuation allowance	(39)	(482)

Net deferred tax assets	1,171	1,226

Deferred tax liabilities:
Accelerated depreciation and amortization	1,626	1,222
Other	4	310

Total deferred tax liabilities	1,630	1,532

Net deferred tax liabilities	$459	$306

At December 31, 2014, US Airways had approximately $571 million of gross NOL Carryforwards to reduce future federal taxable income, substantially all of which are expected to be available for use in 2015. The federal NOL Carryforwards will expire beginning in 2028 if unused. These NOL Carryforwards include an unrealized tax benefit of $137 million related to the implementation of share-based compensation accounting guidance that will be recorded in equity when realized. US Airways also had approximately $274 million of NOL Carryforwards to reduce future state taxable income at December 31, 2014, which will expire in years 2015 through 2033 if unused. US Airways’ ability to deduct its NOL Carryforwards and to utilize certain other available tax attributes can be substantially constrained under the general annual limitation rules of Section 382 where an “ownership change” has occurred. The Merger resulted in an “ownership change” on December 9, 2013. Substantially all of US Airways’ remaining federal NOL Carryforwards are subject to limitation under Section 382; however, US Airways’ ability to utilize such NOL Carryforwards is not anticipated to be effectively constrained as a result of such limitation. Similar limitations may apply for state income tax purposes. US Airways’ ability to utilize new NOL Carryforwards arising after the ownership change is not affected by the annual limitation rules of Section 382 unless another ownership change occurs.

At December 31, 2014, US Airways had an AMT credit carryforward of approximately $20 million available for federal income tax purposes, which is available for an indefinite period. At December 31, 2014, the federal capital loss and state valuation allowances were $19 million and $20 million, respectively.

AAG files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. US Airways does not currently have any federal audits or significant state audits in process. US Airways’ federal income tax year 2010 was closed by operation of the statute of limitations expiring and there were no extensions filed. Various state tax years remain open to examination. US Airways believes that the effect of any assessments will be immaterial to its consolidated financial statements. In addition, no accruals for uncertain income tax positions have been recorded.

7. Risk Management and Financial Instruments

US Airways’ economic prospects are heavily dependent upon two variables it cannot control: the health of the economy and the price of fuel.

Due to the discretionary nature of business and leisure travel spending, airline industry revenues are heavily influenced by the condition of the U.S. economy and economies in other regions of the world. Unfavorable conditions in these broader economies have resulted, and may result in the future, in decreased passenger demand for air travel and changes in booking practices, both of which in turn have had, and may have in the future, a strong negative effect on US Airways’ revenues. In addition, during challenging economic times, actions by our competitors to increase their revenues can have an adverse impact on US Airways’ revenues.

US Airways’ operating results are materially impacted by changes in the availability, price volatility and cost of aircraft fuel, which represents one of the largest single cost items in US Airways’ business. Because of the amount of fuel needed to operate US Airways’ business, even a relatively small increase in the price of fuel can have a material adverse aggregate effect on US Airways’ operating results and liquidity. Jet fuel market prices have fluctuated substantially over the past several years and prices continued to be volatile in 2014.

These factors could impact US Airways’ results of operations, financial performance and liquidity.

(a) Fuel Price Risk Management

US Airways has not entered into any transactions to hedge its fuel consumption and, accordingly, as of December 31, 2014, US Airways did not have any fuel hedging contracts outstanding. As such, and assuming US Airways does not enter into any future transactions to hedge its fuel consumption, US Airways will continue to be fully exposed to fluctuations in fuel prices. US Airways’ current policy is not to enter into transactions to hedge its fuel consumption, although US Airways reviews that policy from time to time based on market conditions and other factors.

(b) Credit Risk

Most of US Airways’ receivables relate to tickets sold to individual passengers through the use of major credit cards or to tickets sold by other airlines and used by passengers on US Airways or its regional carriers. These receivables are short-term, mostly being settled within seven days after sale. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts. US Airways does not believe it is subject to any significant concentration of credit risk.

(c) Interest Rate Risk

US Airways has exposure to market risk associated with changes in interest rates related primarily to its variable rate debt obligations. Interest rates on $2.5 billion principal amount of long-term debt as of December 31, 2014 are subject to adjustment to reflect changes in floating interest rates. The weighted average effective interest rate on US Airways’ variable rate debt was 2.9% at December 31, 2014.

8. Investments and Fair Value Measurements

Short-term investments consisted of (in millions):

	December 31,
	2014	2013
Corporate and Bank Notes	$2,753	$—
U.S. Government Agency and Treasury Obligations	101	201
Money market funds	162	2,746

Total	$3,016	$2,947

Short-term investments at December 31, 2014, by contractual maturity included (in millions):

Due in one year or less	$2,091
Due between one year and three years	925

Total	$3,016

All short-term investments are classified as available-for-sale and stated at fair value. Unrealized gains and losses are reflected as a component of accumulated other comprehensive income (loss).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

US Airways utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. US Airways’ short-term investments classified as Level 2 primarily utilize broker quotes in a non-active market for valuation of these securities. No changes in valuation techniques or inputs occurred during the year ended December 31, 2014.

Assets and liabilities measured at fair value on a recurring basis are summarized below (in millions):

	Fair Value Measurements as of December 31, 2014
	Total	Level 1	Level 2	Level 3
Short-term investments (1), (2):
Money market funds	$162	$162	$—	$—
Government agency investments	101	—	101	—
Corporate obligations	2,153	—	2,153	—
Bank notes / Certificates of deposit / Time deposits	600	—	600	—

	3,016	162	2,854	—
Restricted cash	124	124	—	—

Total	$3,140	$286	$2,854	$—

(1)	Unrealized gains or losses on short-term investments are recorded in accumulated other comprehensive income (loss) at each measurement date.
(2)	US Airways’ short-term investments mature in one year or less except for $550 million of corporate obligations and $375 million of bank notes/certificates of deposit/time deposits.

There were no Level 1 to Level 2 transfers during the year ended December 31, 2014.

	Fair Value Measurements as of December 31, 2013
	Total	Level 1	Level 2	Level 3
Short-term investments (1), (2):
Money market funds	$2,746	$2,746	$—	$—
Government agency investments	201	201	—	—

	2,947	2,947	—	—
Restricted cash	333	333	—	—

Total	$3,280	$3,280	$—	$—

(1)	Unrealized gains or losses on short-term investments are recorded in accumulated other comprehensive income (loss) at each measurement date.
(2)	All of US Airways’ short-term investments mature in one year or less.

Fair Value of Debt

The fair value of US Airways’ long-term debt was estimated using quoted market prices or discounted cash flow analyses, based on US Airways’ current estimated incremental borrowing rates for similar types of borrowing arrangements. If US Airways’ long-term debt was measured at fair value, it would have been classified as Level 2 in the fair value hierarchy.

The carrying value and estimated fair value of US Airways’ long-term debt, including current maturities, were as follows (in millions):

	December 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt, including current maturities	$5,422	$5,627	$5,472	$5,472

9. Commitments and Contingencies

(a) Aircraft Acquisition Commitments

US Airways had total aircraft acquisition commitments as of December 31, 2014 as follows:

	2015	2016	2017	2018	2019	2020 and Thereafter	Total
Airbus
A320 Family	12	—	—	—	—	—	12
A350 XWB	—	—	6	10	6	—	22

Total	12	—	6	10	6	—	34

As of December 31, 2014, payments for the above aircraft commitments and certain engines are presented in the table below (in millions):

	2015	2016	2017	2018	2019	2020 and Thereafter	Total
Payments for above aircraft commitments and certain engines (1)	$524	$122	$772	$1,050	$588	$—	$3,056

(1)	These amounts are net of purchase deposits currently held by the manufacturers. US Airways’ purchase deposits totaled $102 million as of December 31, 2014.

(b) Capacity Purchase Agreements with Third-Party Regional Carriers

US Airways has entered into agreements with the third-party regional carriers that operate certain of their aircraft using US Airways’ flight designator codes. US Airways controls the scheduling, pricing, reservations, ticketing and seat inventories of those aircraft and retains all revenues associated with revenue flights by those aircraft. US Airways pays the third-party regional carriers an amount, as defined in the applicable agreement, based on the airlines’ costs of operating those flights and other factors intended to approximate market rates for those services. As of December 31, 2014, US Airways’ capacity purchase agreements with third-party regional carriers had expiration dates ranging from 2015 to 2023, with rights to extend the respective terms of each agreement. As of December 31, 2014, US Airways’ minimum fixed obligations under its capacity purchase agreements with third-party regional airlines were as follows (approximately, in millions):

	2015	2016	2017	2018	2019	2020 and Thereafter	Total
Minimum fixed obligations under its capacity purchase agreements with third-party regional carriers (1)	$1,082	$1,024	$1,016	$751	$636	$860	$5,369

(1)

Represents minimum payments under capacity purchase agreements with third-party regional carriers. These commitments are estimates of costs based on assumed minimum levels of flying under the capacity purchase agreements and US Airways’ actual payments could differ materially. These obligations also include the portion of US Airways’ future obligations related to aircraft deemed to be leased in the amount of approximately $319 million in 2015, $275 million in 2016, $271 million in 2017, $209 million in 2018, $176 million in 2019 and $218 million in 2020 and thereafter.

(c) Operating Leases

US Airways leases certain aircraft, engines and ground equipment, in addition to the majority of its ground facilities and terminal space. As of December 31, 2014, US Airways had 221 aircraft under operating leases, with remaining terms ranging from one month to approximately 9 years. Airports are utilized for flight operations under lease arrangements with the municipalities or agencies owning or controlling such airports. Substantially all leases provide that the lessee must pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property. Some leases also include renewal and purchase options.

As of December 31, 2014, obligations under noncancellable operating leases for future minimum lease payments were as follows (in millions):

	2015	2016	2017	2018	2019	2020 and Thereafter	Total
Future minimum lease payments (1)	$708	$614	$561	$412	$329	$782	$3,406

(1)

As of December 31, 2014, $35 million is included on the accompanying balance sheet in accrued liabilities and deferred gains and credits, net relating to rent expense being recorded in advance of future operating lease payments.

Rent expense, excluding landing fees was $955 million, $63 million, $1.1 billion and $1.2 billion in the year ended December 31, 2014, the 2013 Successor Period, the 2013 Predecessor Period and the year ended December 31, 2012, respectively.

(d) Off-balance Sheet Arrangements

US Airways has 79 owned aircraft and 106 leased aircraft which were financed with pass through trust certificates, or EETCs, issued by pass through trusts. These trusts are off-balance sheet entities, the primary purpose of which is to finance the acquisition of flight equipment. Rather than finance each aircraft separately when such aircraft is purchased, delivered or refinanced, these trusts allowed US Airways to raise the financing for several aircraft at one time and place such funds in escrow pending the purchase, delivery or refinancing of the relevant aircraft. The trusts were also structured to provide for certain credit enhancements, such as liquidity facilities to cover certain interest payments, that reduce the risks to the purchasers of the trust certificates and, as a result, reduce the cost of aircraft financing to US Airways.

Each trust covered a set amount of aircraft scheduled to be delivered or refinanced within a specific period of time. At the time of each covered aircraft financing, the relevant trust used the funds in escrow to purchase equipment notes relating to the financed aircraft. The equipment notes were issued, at US Airways’ election, in connection with a mortgage financing of the aircraft or, in certain cases, by a separate owner trust in connection with a leveraged lease financing of the aircraft. In the case of a leveraged lease financing, the owner trust then leased the aircraft to US Airways. In both cases, the equipment notes are secured by a security interest in the aircraft. The pass through trust certificates are not direct obligations of, nor are they guaranteed by, US Airways. However, in the case of mortgage financings, the equipment notes issued to the trusts are direct obligations of US Airways and, in certain instances, are guaranteed by US Airways. As of December 31, 2014, $2.7 billion associated with these mortgage financings is reflected as debt in the accompanying consolidated balance sheet.

With respect to leveraged leases, US Airways evaluated whether the leases had characteristics of a variable interest entity and concluded the leasing entities met the criteria for variable interest entities. US Airways generally is not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates US Airways to absorb decreases in value or entitles US Airways to participate in increases in the value of the aircraft. US Airways does not provide residual value guarantees to the bondholders or equity participants in the trusts. Some leases have a fair market value or a fixed price purchase option that allows US Airways to purchase the aircraft at or near the end of the lease term. However, the option price approximates an estimate of the aircraft’s fair value at the option date. Under this feature, US Airways does not participate in any increases in the value of the aircraft. US Airways concluded it was not the primary beneficiary under these arrangements. Therefore, US Airways accounts for its EETC leveraged lease financings as operating leases. US Airways’ total future obligations under these leveraged lease financings are $1.8 billion as of December 31, 2014, which are included in the future minimum lease payments table above.

(e) Legal Proceedings

Private Party Antitrust Action. On July 2, 2013, a lawsuit captioned Carolyn Fjord, et al., v. US Airways Group, Inc., et al., was filed in the United States District Court for the Northern District of California. The complaint names as defendants US Airways Group and US Airways, and alleges that the effect of the Merger may be to substantially lessen competition or tend to create a monopoly in violation of Section 7 of the Clayton Antitrust Act. The relief sought in the complaint includes an injunction against the Merger, or divestiture. On August 6, 2013, the plaintiffs re-filed their complaint in the Bankruptcy Court, adding AMR and American as defendants, and on October 2, 2013, dismissed the initial California action. The Bankruptcy Court denied plaintiffs’ motion to preliminarily enjoin the Merger. On January 10, 2014, the plaintiffs moved to amend their complaint to add additional factual allegations, a claim for money damages and a request for preliminary injunctive relief requiring the carriers to hold separate their assets. On March 14, 2014, the Court allowed plaintiffs to add certain allegations but denied plaintiffs’ requests to add a damages claim or seek preliminary injunctive relief requiring the carriers to hold separate their assets. On June 2, 2014, plaintiffs filed an amended motion for leave to file a second amended and supplemental complaint, which motion has been fully briefed by the parties and is pending resolution by the Court. There is currently no trial date set. US Airways believes this lawsuit is without merit and intends to vigorously defend against the allegations.

US Airways Sabre Matter. On April 21, 2011, US Airways filed an antitrust lawsuit against Sabre Holdings Corporation, Sabre Inc. and Sabre Travel International Limited (collectively, “Sabre”) in the Federal District Court for the Southern District of New York. The lawsuit, as amended to date, alleges, among other things, that Sabre has engaged in anticompetitive practices to preserve its market power by restricting US Airways’ ability to distribute its products to its customers. The lawsuit also alleges that these actions have permitted Sabre to charge supracompetitive booking fees and to use technologies that are not as robust and as efficient as alternatives in a competitive market. The lawsuit seeks money damages. Sabre filed a motion to dismiss the case, which the court denied in part and granted in part in September 2011, allowing two of the four counts in the complaint to proceed. In January 2015, the court denied in part and granted in part Sabre’s motions for summary judgment. A trial date is expected to be set soon. US Airways intends to pursue its claims against Sabre vigorously, but there can be no assurance of the outcome of this litigation.

General. US Airways and its subsidiaries are also engaged in other legal proceedings from time to time. Legal proceedings can be complex and take many months, or even years, to reach resolution, with the final outcome depending on a number of variables, some of which are not within the control of US Airways. Therefore, although US Airways will vigorously defend itself in each of the actions described above and such other legal proceedings, their ultimate resolution and potential financial and other impacts on US Airways are uncertain.

(f) Guarantees and Indemnifications

US Airways assigned to Delta a lease agreement with the Port Authority of New York and New Jersey (the “Port Authority”) related to the East End Terminal at LaGuardia airport. A portion of the rental payments under the lease are used to repay special facility revenue bonds issued by the Port Authority. The special facility revenue bonds have a final scheduled maturity in 2015 and had an outstanding principal amount of approximately $22 million at December 31, 2014. Pursuant to the terms of the lease assignment, US Airways is contingently liable for Delta’s obligations, as assignee, under the lease agreement in the event Delta fails to perform such obligations including, without limitation, the payment of all rentals and other amounts due under the lease agreement. US Airways has the right to cure any failure by Delta to perform its obligations under the lease agreement and, in addition, US Airways has the right to reoccupy the terminal if it so chooses to cure any such default.

US Airways is a party to many routine contracts in which it provides general indemnities in the normal course of business to third parties for various risks. US Airways is not able to estimate the potential amount of any liability resulting from the indemnities. These indemnities are discussed in the following paragraphs.

In its aircraft financing agreements, US Airways generally indemnifies the financing parties, trustees acting on their behalf and other relevant parties against liabilities (including certain taxes) resulting from the financing, manufacture, design, ownership, operation and maintenance of the aircraft regardless of whether these liabilities (or taxes) relate to the negligence of the indemnified parties.

US Airways’ loan agreements and other London Interbank Offered Rate (“LIBOR”)-based financing transactions (including certain leveraged aircraft leases) generally obligate US Airways to reimburse the applicable lender for incremental costs due to a change in law that imposes (i) any reserve or special deposit requirement against assets of, deposits with or credit extended by such lender related to the loan, (ii) any tax, duty or other charge with respect to the loan (except standard income tax) or (iii) capital adequacy requirements. In addition, US Airways’ loan agreements and other financing arrangements typically contain a withholding tax provision that requires US Airways to pay additional amounts to the applicable lender or other financing party, generally if withholding taxes are imposed on such lender or other financing party as a result of a change in the applicable tax law. These increased cost and withholding tax provisions continue for the entire term of the applicable transaction, and there is no limitation on the maximum additional amounts US Airways could be obligated to pay under such provisions. Any failure to pay amounts due under such provisions generally would trigger an event of default and, in a secured financing transaction, would entitle the lender to foreclose on the collateral to realize the amount due.

In certain transactions, including certain aircraft financing leases and loans, the lessors, lenders and/or other parties have rights to terminate the transaction based on changes in foreign tax law, illegality or certain other events or circumstances. In such a case, US Airways may be required to make a lump sum payment to terminate the relevant transaction.

US Airways has general indemnity clauses in many of its airport and other real estate leases where US Airways as lessee indemnifies the lessor (and related parties) against liabilities related to US Airways’ use of the leased property. Generally, these indemnifications cover liabilities resulting from the negligence of the indemnified parties, but not liabilities resulting from the gross negligence or willful misconduct of the indemnified parties. In addition, US Airways provides environmental indemnities in many of these leases for contamination related to US Airways’ use of the leased property.

Under certain contracts with third parties, US Airways indemnifies the third-party against legal liability arising out of an action by the third-party, or certain other parties. The terms of these contracts vary and the potential exposure under these indemnities cannot be determined. US Airways has liability insurance protecting US Airways for some of the obligations it has undertaken under these indemnities.

US Airways is involved in certain claims and litigation related to its operations. US Airways is also subject to regulatory assessments in the ordinary course of business. US Airways establishes reserves for litigation and regulatory matters when those matters present loss contingencies that are both probable and can be reasonably estimated. In the opinion of management, liabilities, if any, arising from these regulatory matters, claims and litigation will not have a material adverse effect on US Airways’ consolidated financial position, results of operations, or cash flows, after consideration of available insurance.

US Airways is a guarantor of US Airways Group’s 6.125% senior notes and $30 million loan to finance airport construction activities in Philadelphia. In connection with the closing of the Merger, US Airways Group and US Airways became guarantors of American’s Credit Facilities and 7.5% Senior Secured Notes.

10. Supplemental Cash Flow Information

Supplemental disclosure of cash flow information and non-cash investing and financing activities are as follows (in millions):

	Successor		Predecessor
	Year Ended December 31,	Period From December 9 to December 31,	Period From January 1 to December 8,	Year Ended December 31,
	2014	2013	2013	2012
Non-cash transactions:
Note payables issued for aircraft purchases	$—	$—	$35	$52
Interest payable converted to debt	—	—	15	19
Cash transactions:
Interest paid, net of amounts capitalized	255	6	221	170
Income taxes paid	2	—	5	1

11. Share-based Compensation

In December 2013, the Board of Directors of AAG approved the 2013 AAG Incentive Award Plan (the “2013 Plan”). Awards may be in the form of an option, restricted stock award, restricted stock unit award, performance award, dividend equivalent award, deferred stock award, deferred stock unit award, stock payment award or stock appreciation right. The 2013 Plan authorizes the grant of awards for the issuance of 40 million shares plus any shares underlying awards granted under the 2013 Plan, or any pre-existing US Airways Group plan, that are forfeited, terminate or are cash settled (in whole or in part) without a payment being made in the form of shares. In addition, any shares that are available for issuance under the US Airways Group 2011 Incentive Award Plan (the “2011 Plan”) as of the effective date of the Merger may be used for awards under the 2013 Plan; provided, that awards using such available shares under the 2011 Plan shall not be made after the date awards or grants could have been made under the 2011 Plan and shall only be made to individuals who were not providing services to AAG prior to the Merger. Awards granted under the 2013 Plan upon the assumption of, or in substitution for, outstanding awards in connection with a corporate transaction, such as a merger, will not reduce the shares authorized for issuance under the 2013 Plan.

All outstanding US Airways Group equity awards were converted into equity awards with respect to AAG Common Stock using an exchange ratio of 1 to 1 and had a fair value of approximately $141 million at the Merger, which was included in the purchase price. These awards have the same terms and conditions as were applicable to such equity awards immediately prior to the Merger closing date.

US Airways’ net income for the year ended December 31, 2014, the 2013 Successor Period, the 2013 Predecessor Period and the year ended December 31, 2012 included $131 million, $19 million, $61 million and $51 million respectively, of share-based compensation costs. Of the year ended December 31, 2014 and the 2013 Successor Period amounts, $69 million and $7 million, respectively, were related to the Merger and recorded in special items, net on the accompanying consolidated statements of operations.

12. Subsequent Events

US Airways has evaluated subsequent events from the balance sheet date through March 11, 2015, the date at which the consolidated financial statements were available to be issued, and determined that there are no other items to disclose.

13. Operating Segments and Related Disclosures

US Airways is managed as a single business unit that provides air transportation for passengers and cargo. This allows it to benefit from an integrated revenue pricing and route network that includes US Airways, US Airways Group’s wholly owned regional air carriers and third-party carriers that fly under capacity purchase or prorate agreements as part of US Airways’ regional operations. The flight equipment of all these carriers is combined to form one fleet that is deployed through a single route scheduling system. When making resource allocation decisions, the chief operating decision maker evaluates flight profitability data, which considers aircraft type and route economics, but gives no weight to the financial impact of the resource allocation decision on an individual carrier basis. The objective in making resource allocation decisions is to maximize consolidated financial results, not the individual results of US Airways and US Airways Express.

US Airways’ operating revenues by geographic region as defined by the U.S. Department of Transportation (“DOT”) is as follows (in millions):

	Successor		Predecessor
	Year Ended December 31,	Period From December 9 to December 31,	Period From January 1 to December 8,	Year Ended December 31,
	2014	2013	2013	2012
DOT Domestic	$12,802	$789	$11,178	$11,337
DOT Atlantic	1,884	82	1,778	1,719
DOT Latin America	940	70	866	869

Total	$15,626	$941	$13,822	$13,925

Total operating revenues have been reclassified into the Domestic, Atlantic and Latin America geographic regions to conform to the AAG presentation. US Airways attributes operating revenues by geographic region based upon the origin and destination of each ticket. US Airways’ tangible assets consist primarily of flight equipment, which are mobile across geographic markets and, therefore, have not been allocated.

14. Valuation and Qualifying Accounts (in millions)

	Balance at Beginning of Period	Acquisition Accounting Adjustment	Additions	Deductions	Balance at End of Period
Allowance for doubtful receivables:
Successor:
Year ended December 31, 2014	$—	$—	$3	$—	$3

Period from December 9 to December 31, 2013	$6	$(6)	$—	$—	$—

Predecessor:
Period from January 1 to December 8, 2013	$7	$—	$1	$2	$6

Year ended December 31, 2012	$8	$—	$1	$2	$7

Allowance for inventory obsolescence:
Successor:
Year ended December 31, 2014	$2	$—	$27	$2	$27

Period from December 9 to December 31, 2013	$104	$(104)	$2	$—	$2

Predecessor:
Period from January 1 to December 8, 2013	$88	$—	$17	$1	$104

Year ended December 31, 2012	$78	$—	$12	$2	$88